UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-65052-01


                          MMCA AUTO OWNER TRUST 2001-3
                   (MMCA Auto Receivables Trust - Originator)
                 -----------------------------------------------
             (Exact name of Registrant as specified in its charter)


                              6363 Katella Avenue,
                             Cypress, CA 90630-5205
                                 (714) 236-1615
                 -----------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)


                       Class A-1 2.470% Asset Backed Notes
                   Class A-2 Floating Rate Asset Backed Notes
                   Class A-3 Floating Rate Asset Backed Notes
                   Class A-4 Floating Rate Asset Backed Notes
                    Class B Floating Rate Asset Backed Notes
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)



(Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains): NONE





Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duties to file reports:

Rule 12g-4(a)(1)(i)        [   ]            Rule 12h-3(b)(1)(i)        [ ]
Rule 12g-4(a)(1)(ii)       [   ]            Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)        [   ]            Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)       [   ]            Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [X]

Approximate number of holders of record as of the certificate or notice date: 29

Pursuant to the requirements of the Securities Exchange Act of 1934, MMCA Auto Receivables Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 7, 2002                     MMCA AUTO RECEIVABLES TRUST
                                            (Registrant)


                                            By: /s/ Hideyuki Kitamura
                                               -----------------------------
                                               Name:  Hideyuki Kitamura
                                               Title: Secretary and Treasurer